Exhibit 99.1

CONTACT INFORMATION:

FOR IMMEDIATE RELEASE	SRA Media Relations:
Sheila S. Blackwell
703.227.8345
sheila_blackwell@sra.com

SRA Investor Relations:
David Keffer
703.502.7731
david_keffer@sra.com

SRA Announces Retirement of

Executive Vice President Barry Landew

FAIRFAX, Va., Feb. 13, 2009 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations and commercial clients, today announced that Executive Vice President Barry Landew has announced his intention to retire, effective March 6, 2009.

Landew joined SRA after graduating from Johns Hopkins University in 1980 and has held a wide variety of roles. During his 29-year SRA career, he served as national security systems analyst, software engineer and project manager in the 1980s; as sales and marketing senior vice president in the 1990s, directly involved in SRA’s most important wins; and, most recently, as executive vice president for corporate development with responsibility for external growth, mergers and acquisitions (M&A) and strategic planning. Landew played a key role in transitioning SRA from a private to a public company in 2002 through its initial public offering (IPO) activities.

“Barry has made a number of important contributions to SRA over his long career,” said SRA President and CEO Stan Sloane. “We are thankful for his many accomplishments, particularly in key acquisitions and business development efforts.”

“SRA is a wonderful company,” said Landew. “I appreciate the opportunities I’ve been given in the past 29 years to help build and transform SRA from a 20-person company into a billion-dollar company with more than 6,900 employees. While I am retiring from my day-to-day role, I plan to keep in contact with my many friends at the company and, once I have had a chance for some relaxation, hope to return to consult on the company’s high-priority business development efforts and organic growth initiatives.”

Ernst Volgenau, Chairman and founder of SRA, said, “I very much appreciate the many important contributions that Barry has made during nearly 30 years with our company, and I look forward to working with him in the future.”

Corporate development will now report to SRA EVP and Chief Operating Officer Tim Atkin with Mike Fisher, SRA Vice President, overseeing corporate development activities. SRA Senior Vice President Mike Fox will assume leadership for strategic development and report to Sloane.

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cybersecurity; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; logistics; public health preparedness; strategic management consulting; systems engineering; and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for ten consecutive years. The company and its subsidiaries employ more than 6,900 employees serving clients from headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of February 13, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 13, 2009.

# # #